EXHIBIT 99.1

TEJON RANCH CO. REPORTS

2011 RESULTS OF OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) – March 7, 2012 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the year ended December 31, 2011, with the Company showing an increase in revenue from operations of $27.6 million and a significant increase in net income attributable to common stockholders of more than $11.7 million. For the year ended December 31, 2011, the Company had net income attributable to common stockholders of $15,894,000, or $0.80 per common share, compared to net income of $4,175,000, or $0.22 per common share in 2010. Revenue from operations for the year ended December 31, 2011 was $63,098,000 compared to $35,513,000 of revenue for the same period during 2010. All per share references in this release are presented on a fully diluted basis.

For the fourth quarter of 2011, the Company had an increase in revenue and net income when compared to the same period of 2010. For the final three months of 2011, the Company had net income of $5,238,000, or $0.26 per common share, compared to a net loss of $1,193,000, or $0.06 per common share for the fourth quarter of 2010. Revenue from operations for the fourth quarter of 2011 was $19,815,000, compared to $10,883,000 of revenue during the same period in 2010.

“The Company’s operational performance showed continued improvement throughout 2011 led by improved commercial/industrial revenues and our record farming revenues,” said Robert A. Stine, President and CEO. “The Company also closed a one time sale of conservation easements for $15,750,000 during the year that helped the Company achieve a significant increase in net income for 2011. We believe our strong balance sheet will allow us to continue to grow and support our current and future real estate activities.”

Results of Operations for the Year Ended December 31, 2011:

The improvement in net income attributable to common stockholders during 2011 is largely the result of an increase in revenues of $27,585,000. This increase in revenue was driven by the sale of conservation easements for $15,750,000, the recognition of a portion of revenue associated with a commercial land sale for $4,340,000 (sales price $4,988,000, the remaining portion to be recognized in 2012), higher oil revenues over the prior year of $5,541,000, and a $2,436,000 increase in farming revenues. Oil royalties improved due to higher market prices and to an increase in production throughout the year of approximately 242,000 barrels. Farming revenue improved due to a higher number of almonds being sold compared to the prior year and to improved grape production and grape prices during 2011. These revenue improvements were partially offset by an increase in operating and corporate expenses of $11,950,000. The increase in operating and corporate expense compared to 2010 is primarily due to an increase in stock compensation expense. During 2010, stock compensation expense included a $6,327,000 reversal of cost related to the modification of performance milestone grants, and in 2011 we recognized stock compensation expense of $5,507,000.

Results of Operations for the Fourth Quarter of 2011:

The improvement in revenue during the fourth quarter of 2011, when compared to the same period in 2010, is due primarily to the recognition of revenue related to a land sale as noted above, an increase of $2,076,000 in oil revenues due to higher production levels, and to an increase in the number of almond pounds being sold and higher prices on grape sales.

The improvement in income for the fourth quarter of 2011, when compared to the fourth quarter of 2010, is due to increases in revenue as shown above, which were partially offset by an increase in operating and corporate expenses of $846,000. The increase in expense during the quarter is largely driven by cost of sales and commission costs related to the fourth quarter land sale, stock compensation cost, and pension costs.

2012 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for future growth of the Company. On December 31, 2011, total capital was approximately $300,000,000, with debt accounting for less than one percent of total capital. As of December 31, 2011, we also had cash and securities totaling approximately $87,000,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2012, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures. The Company believes the variability of its quarterly and annual operating results will continue during 2012 due to its farming and real estate activities. The Company does not expect any conservation easement sales during 2012 as were done in 2011. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2011 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2011

(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2011	2010	2011	2010
REVENUES:

Real Estate - Commercial/Industrial	$10,800	$5,159	$25,952	$16,656
Real Estate - Resort/Residential	168	3	16,134	281
Farming	8,847	5,721	21,012	18,576

Revenues from Operations	19,815	10,883	63,098	35,513

OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	6,805	2,192	12,522	5,997
Real Estate - Resort/Residential	(896)	(936)	12,192	(2,808)
Farming	4,287	356	8,437	7,662

Income (Loss) from Operating Segments	10,196	1,612	33,151	10,851

Investment Income	333	271	1,260	979
Other Income	21	27	98	61
Corporate Expenses	(4,024)	(3,526)	(12,277)	(5,612)
Interest Expense	—	68	—	(9)

Income (Loss) from Operations before Equity in Earnings (Loss) of Unconsolidated Joint Ventures	6,526	(1,548)	22,232	6,270

Equity in Earnings (Loss) of Unconsolidated Joint Ventures	333	(119)	916	541

Income (Loss) from Operations before Income Tax	6,859	(1,667)	23,148	6,811
Income Tax Expense (Benefit)	1,657	(381)	7,367	2,852
Net loss attributable to noncontrolling interest	(36)	(93)	(113)	(216)

Net Income (Loss) Attributable to Common Stockholders	$5,238	$(1,193)	$15,894	$4,175

Net Income (Loss) Per Common Share, Basic	$0.26	$(0.06)	$0.80	$0.23
Net Income (Loss) Per Common Share, Diluted	$0.26	$(0.06)	$0.80	$0.22

Average Shares Outstanding, Basic	19,975,358	19,750,066	19,890,838	18,515,958
Average Shares Outstanding, Diluted	20,034,354	19,793,911	19,955,260	18,571,307